Exhibit 10.9

RESIDEO TECHNOLOGIES, INC.

STOCK OPTION ADJUSTMENT NOTICE

Amended and Restated 2018 Stock Incentive Plan

of Resideo Technologies, Inc. and its Affiliates

Dear [____]:

As you know, on August 3, 2026 (the “Spin Date”), the spin-off (the “Spin-Off”) of ADI Global Distribution Inc. (“ADI”) from Resideo Technologies, Inc. (“Resideo”) was completed. On the Spin Date you held outstanding options (“Resideo Stock Options”) to purchase shares of Resideo common stock (“Resideo Stock”) that were previously granted to you under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Resideo Stock Incentive Plan”) and pursuant to stock option agreement(s) and any amendments thereto (collectively, the “Resideo Option Agreement”).

In connection with the Spin-Off, and pursuant to Section 4.1 of the Employee Matters Agreement entered into between Resideo and ADI in connection with the Spin-Off (the “EMA”), the Compensation and Human Capital Management Committee of the Board of Directors of Resideo determined that it was equitable under the Resideo Stock Incentive Plan to adjust (i) the number of shares of Resideo Stock subject to your Resideo Stock Options and (ii) the per share exercise price of your Resideo Stock Options, in each case that were outstanding as of the Spin Date, such that after the Spin-Off, your Resideo Stock Options will remain options to purchase shares of Resideo Stock, but will cover an additional number of shares of Resideo Stock at a lower exercise price as provided herein (the “Adjusted Options”).

This Stock Option Adjustment Notice (the “Adjustment Notice”) evidences the necessary adjustments of your Resideo Stock Options that are required by the Spin-Off. Following the Spin Date, your Adjusted Options will continue to be governed by the Resideo Stock Incentive Plan and the terms and conditions of your Resideo Option Agreement. [You will not be deemed to have experienced a termination of employment from Resideo as a result of the Spin-Off, and your termination of employment will instead be determined based on when you cease to be employed by ADI.]1

The table below summarizes your Resideo Stock Options before and after the Spin-Off, and the material terms applicable to your Adjusted Options:

Original Resideo Stock Options
Participant: [____]
Date of Grant: [____]
Number of Options on Date of Grant: [____]
Exercise Price on Date of Grant: [____]
Number of Outstanding Options on Spin Date: [____]

[1]	To be included only for the applicable ADI employee.

Adjusted Options Following Spin-Off
Resideo Adjustment Ratio: [____]

Number of Shares Subject to Adjusted Options: [____]

(this is equal to the number of shares of Resideo Stock subject to your Resideo Stock Options on the Spin Date, divided by the Resideo Adjustment Ratio and rounded down to the nearest whole share of Resideo Stock)

Adjusted Exercise Price: [____] per share (this is equal to the per share exercise price of your Resideo Stock Options on the Spin Date, multiplied by the Resideo Adjustment Ratio and rounded up to the nearest cent)

All of the terms and conditions of your Resideo Option Agreement and the Resideo Stock Options as in effect immediately prior to the Spin Date shall continue in full force and effect, except as expressly modified by this Adjustment Notice, the EMA, certain administrative changes, or otherwise in connection with the Spin-Off. For the avoidance of doubt, your Resideo Stock Options will remain vested following the Spin Date.

Any capitalized term that is used but not defined in this Adjustment Notice or your Resideo Option Agreement will have the meaning assigned to it in the Resideo Stock Incentive Plan.

Please follow the instructions below to acknowledge and accept this Adjustment Notice and your Adjusted Options. If you would like any further information or have any questions regarding this Adjustment Notice or your Adjusted Options, please contact HRAdvisor via email at HRAdvisor@resideo.com.

ACKNOWLEDGMENT

You acknowledge that clicking on the “Accept” button constitutes acceptance of this Adjustment Notice, as well as your understanding and agreement that the terms and conditions of your Adjusted Options are set forth in your Resideo Option Agreement, except as expressly modified by this Adjustment Notice.